Exhibit 99.1

Alteryx Announces Third Quarter 2020 Financial Results

Third Quarter Revenue of $129.7 million, up 25% Year-Over-Year
Annual Recurring Revenue of $449.5 million, up 38% Year-Over-Year

IRVINE, Calif. – November 5, 2020 – Alteryx, Inc. (NYSE: AYX), a leader in analytic process automation (APA), today announced financial results for its third quarter ended September 30, 2020.

“Alteryx has a unique combination of passionate and engaged customers, differentiated technology, a high growth market and strong talent. The analytics market that we play in is extremely dynamic, and we need to continually evolve to meet the ever-increasing needs of our customers as they seek to leverage their data assets and run smarter,” said Mark Anderson, CEO of Alteryx, Inc. “I am truly excited to guide Alteryx through the next phase of its growth and believe we have the fundamental building blocks to execute on our opportunity."
Third Quarter 2020 Financial Highlights
•Revenue: Revenue for the third quarter of 2020 was $129.7 million, an increase of 25%, compared to revenue of $103.4 million in the third quarter of 2019.
•Gross Profit: GAAP gross profit for the third quarter of 2020 was $119.3 million, or a GAAP gross margin of 92%, compared to GAAP gross profit of $93.8 million, or a GAAP gross margin of 91%, in the third quarter of 2019. Non-GAAP gross profit for the third quarter of 2020 was $120.8 million, or a non-GAAP gross margin of 93%, compared to non-GAAP gross profit of $95.3 million, or a non-GAAP gross margin of 92%, in the third quarter of 2019.
•Income from Operations: GAAP income from operations for the third quarter of 2020 was $9.6 million, compared to GAAP income from operations of $11.9 million for the third quarter of 2019. Non-GAAP income from operations for the third quarter of 2020 was $31.2 million, compared to non-GAAP income from operations of $22.0 million for the third quarter of 2019.
•Net Income (Loss): GAAP net income attributable to common stockholders for the third quarter of 2020 was $4.4 million, compared to GAAP net loss attributable to common stockholders of $(6.2) million for the third quarter of 2019. GAAP net income per diluted share for the third quarter of 2020 was $0.06, based on 69.8 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(0.10), based on 64.0 million GAAP weighted-average diluted shares outstanding for the third quarter of 2019.
Non-GAAP net income and non-GAAP net income per diluted share for the third quarter of 2020 were $27.1 million and $0.39, respectively, compared to non-GAAP net income of $16.4 million and non-GAAP net income per diluted share of $0.24 for the third quarter of 2019. Non-GAAP net income per diluted share for the third quarter of 2020 was based on 69.8 million non-GAAP weighted-average diluted shares outstanding, compared to 69.5 million non-GAAP weighted-average diluted shares outstanding for the third quarter of 2019.
•Balance Sheet and Cash Flow: As of September 30, 2020, we had cash, cash equivalents, and short-term and long-term investments of $982.5 million, compared to $974.9 million as of December 31, 2019. Cash provided by operating activities for the first nine months of 2020 was $16.3 million, compared to cash provided by operating activities of $13.5 million for the first nine months of 2019.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”

Third Quarter 2020 and Recent Business Highlights
•Ended the third quarter of 2020 with 6,955 customers, a 24% increase from the third quarter of 2019. Added 241 net new customers in the third quarter of 2020.
•Achieved a dollar-based net expansion rate (annual contract value based) of 124% for the third quarter of 2020.
•Ended the quarter with $449.5 million in annual recurring revenue (ARR), an increase of 38% year-over-year.
•Announced strategic alliances with Adobe, UiPath and ABBYY to accelerate adoption of APA and accelerate business outcomes for joint customers.
•Ranked on the ‘Great Place to Work UK’ best in technology list for superior office culture in our London office.
•Recognized as the #1 Data Science Platform by IT Central Station and introduced the Data Science Portal on the Alteryx Community.
Financial Outlook
As of November 5, 2020, we are providing guidance for the fourth quarter of 2020 and full year 2020 based on current market conditions and expectations. We emphasize that the guidance is subject to various important cautionary factors referenced in the section entitled “Forward-Looking Statements” below, including risks and uncertainties associated with the COVID-19 pandemic. In addition, we also note that many of our customers continue to operate under very challenging circumstances, especially those in industries highly impacted by the COVID-19 pandemic, and may re-evaluate their spend. The guidance we are providing today factors in the expected impacts of the COVID-19 pandemic based on information available to us today. Our guidance is also based on the assumption that uncertainty around new business and renewal timing or billings terms, particularly with customers in these highly impacted industries will continue in the fourth quarter of 2020. Significant variation from these assumptions could cause us to modify our guidance higher or lower.

•Fourth Quarter 2020 Guidance:
◦Revenue is expected to be in the range of $146.0 million to $150.0 million, a decrease of (7)% to (4)% year-over-year.
◦Non-GAAP income from operations is expected to be in the range of $24.0 million to $28.0 million.
◦Non-GAAP net income per share is expected to be in the range of $0.27 to $0.31 based on approximately 72.0 million non-GAAP weighted-average diluted shares outstanding.

•Full Year 2020 Guidance:
◦Revenue is expected to be in the range of $481.0 million to $485.0 million, an increase of 15% to 16% year-over-year.
◦ARR is expected to be approximately $500.0 million as of December 31, 2020, which would represent an increase of approximately 34% year-over-year.
◦Non-GAAP income from operations is expected to be in the range of $52.0 million to $56.0 million.
◦Non-GAAP net income per share is expected to be in the range of $0.60 to $0.65 based on 69.2 million non-GAAP weighted-average diluted shares outstanding.

The financial outlook above for non-GAAP income from operations and non-GAAP net income per share exclude estimates for stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2020 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial 855-327-6837 (domestic) or 631-891-4304 (international). A live webcast of this conference call will be available on the “Investors Relations” page of the company’s website at https://investor.alteryx.com.

Following the conference call, a telephone replay will be available through November 12, 2020, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 10011353. An archived webcast of this conference call will also be available on the “Investors Relations” page of the company’s website at https://investor.alteryx.com.

Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition-related adjustments. We exclude amortization and impairment of intangible assets and changes in fair value of contingent consideration which are non-cash and related to business combinations, from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Convertible senior notes adjustments. We exclude the loss on induced conversion and loss on debt extinguishment and the portion of amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
Income tax adjustments. We utilize a fixed annual projected non-GAAP tax rate in order to provide better consistency across the interim reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, because each of these can vary in size and frequency. When projecting this rate, we evaluated an annual projection that excludes the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2020 and 2019. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount and issuance costs which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annual Recurring Revenue (ARR). Annual recurring revenue, or ARR, represents the total annual contract value for active customer subscription contracts as of the measurement date. We also use ARR as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be a substitute for, or combined with, any of these items.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our guidance for the fourth quarter and full year 2020, our ability to help our customers’ digital transformation efforts, our market opportunity, our ability to execute our long-term growth strategy, our non-GAAP tax rate for 2020, the potential success of our strategic alliances, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: the impact to the economy, our customers and our business due to the COVID-19 pandemic; our ability to manage our growth and the investments made to grow our business effectively; our ability to retain and expand our talent base, particularly our sales force and software engineers, and increase their productivity; our history of losses; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and expand sales to and retain existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; and other general market, political, economic, and business conditions. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, including those related to the impact of COVID-19 on our business and global economic conditions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, the timeframes for and severity of the impact of COVID-19 on our customers’ purchasing decisions and the length of our sales cycles, particularly for customers in certain industries highly affected by COVID-19.

Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2019, which are available on the “Investor Relations” page of our website at https://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
As a leader in analytic process automation (APA), Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation. Organizations of all sizes, all over the world, rely on the Alteryx Analytic Process Automation Platform to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Rachel Shatz
rshatz@alteryx.com

Investor Contacts
Alteryx, Inc.
Elena Carr, 844-842-1912
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Subscription-based software license	$63,144	$54,332	$148,534	$125,981
PCS and services	66,573	49,065	186,247	135,479
Total revenue	129,717	103,397	334,781	261,460
Cost of revenue:
Subscription-based software license	1,022	1,082	3,949	2,930
PCS and services	9,392	8,563	29,147	24,010
Total cost of revenue	10,414	9,645	33,096	26,940
Gross profit	119,303	93,752	301,685	234,520
Operating expenses:
Research and development	25,232	17,755	74,669	48,208
Sales and marketing	60,920	43,779	184,026	130,414
General and administrative	23,518	20,282	71,256	56,652
Total operating expenses	109,670	81,816	329,951	235,274
Income (Loss) from operations	9,633	11,936	(28,266)	(754)
Interest expense	(9,603)	(6,477)	(28,402)	(12,561)
Other income, net	5,137	145	7,205	3,821
Loss on induced conversion and debt extinguishment	(1)	(20,507)	(1)	(20,507)
Income (loss) before provision for (benefit of) income taxes	5,166	(14,903)	(49,464)	(30,001)
Provision for (benefit of) income taxes	809	(8,663)	(3,055)	(26,456)
Net income (loss)	$4,357	$(6,240)	$(46,409)	$(3,545)
Net income (loss) per share attributable to common stockholders, basic	$0.07	$(0.10)	$(0.70)	$(0.06)
Net income (loss) per share attributable to common stockholders, diluted	$0.06	$(0.10)	$(0.70)	$(0.06)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	66,265	63,966	65,895	62,842
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	69,774	63,966	65,895	62,842

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cost of revenue	$714	$431	$1,747	$1,148
Research and development	5,796	1,659	12,415	4,014
Sales and marketing	7,674	3,471	20,433	8,822
General and administrative	6,513	3,275	16,689	8,211
Total	$20,697	$8,836	$51,284	$22,195

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$95,952	$409,949
Short-term investments	627,259	376,995
Accounts receivable, net	61,526	129,912
Prepaid expenses and other current assets	81,873	55,129
Total current assets	866,610	971,985
Property and equipment, net	33,546	20,296
Operating lease right-of-use assets	56,336	33,600
Long-term investments	259,277	187,921
Goodwill	36,930	36,910
Intangible assets, net	17,242	22,083
Other assets	86,532	69,543
Total assets	$1,356,473	$1,342,338
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,481	$9,383
Accrued payroll and payroll related liabilities	33,099	53,683
Accrued expenses and other current liabilities	33,606	31,715
Deferred revenue	70,435	83,895
Convertible senior notes, net	71,467	68,154
Total current liabilities	215,088	246,830
Convertible senior notes, net	650,551	630,321
Deferred revenue	3,122	2,733
Operating lease liabilities	48,026	29,293
Other liabilities	3,796	8,254
Total liabilities	920,583	917,431
Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	468,081	412,191
Retained earnings (accumulated deficit)	(32,783)	14,235
Accumulated other comprehensive income (loss)	585	(1,526)
Total stockholders’ equity	435,890	424,907
Total liabilities and stockholders’ equity	$1,356,473	$1,342,338

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$4,357	$(6,240)	$(46,409)	$(3,545)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,883	2,227	8,425	5,800
Non-cash operating lease cost	2,014	1,404	5,594	3,538
Stock-based compensation	20,697	8,836	51,284	22,195
Accretion of discounts and premiums on investments, net	526	(885)	(83)	(2,472)
Amortization of debt discount and issuance costs	7,993	5,436	23,553	10,949
Deferred income taxes	(4)	(9,227)	(4,266)	(27,267)
Loss on induced conversion and debt extinguishment	1	20,507	1	20,507
Other non-cash operating activities, net	(2,176)	1,228	4,922	1,143
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	6,972	(3,592)	67,148	26,698
Deferred commissions	(1,665)	(2,816)	(1,283)	(4,882)
Prepaid expenses and other current assets and other assets	(15,933)	(13,679)	(45,807)	(28,949)
Accounts payable	(5,538)	412	(3,056)	5,165
Accrued payroll and payroll related liabilities	3,646	7,574	(20,507)	1,703
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	(960)	209	(11,085)	441
Deferred revenue	(13,134)	(4,581)	(12,138)	(17,538)
Net cash provided by operating activities	9,679	6,813	16,293	13,486
Cash flows from investing activities:
Purchases of property and equipment	(3,868)	(2,610)	(14,257)	(6,160)
Cash paid in business acquisitions, net of cash acquired	—	—	—	(16,604)
Purchases of investments	(240,743)	(89,191)	(884,063)	(235,973)
Sales and maturities of investments	198,650	64,754	564,274	231,794
Net cash used in investing activities	(45,961)	(27,047)	(334,046)	(26,943)
Cash flows from financing activities:
Proceeds from issuance of convertible senior notes, net of issuance costs	—	783,946	—	783,946
Principal payments on 2023 convertible senior notes	(11)	(145,241)	(11)	(145,241)
Purchase of capped calls	—	(87,360)	—	(87,360)
Proceeds from receipt of Section 16(b) disgorgement	—	—	—	4,918
Proceeds from exercise of stock options and taxes withheld	5,726	4,838	20,502	18,065
Minimum tax withholding paid on behalf of employees for restricted stock units	(1,807)	(1,134)	(15,895)	(6,395)
Other financing activity	(1)	—	(527)	(1,305)
Net cash provided by financing activities	3,907	555,049	4,069	566,628
Effect of exchange rate changes on cash, cash equivalents and restricted cash	152	(366)	(311)	(323)
Net increase (decrease) in cash, cash equivalents and restricted cash	(32,223)	534,449	(313,995)	552,848
Cash, cash equivalents and restricted cash—beginning of period	129,652	109,360	411,424	90,961
Cash, cash equivalents and restricted cash—end of period	$97,429	$643,809	$97,429	$643,809

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$119,303	$93,752	$301,685	$234,520
GAAP gross margin	92%	91%	90%	90%
Add back:
Stock-based compensation expense	714	431	1,747	1,148
Amortization of intangible assets	773	1,128	2,653	2,670
Impairment of intangible assets	—	—	2,025	—
Non-GAAP gross profit	$120,790	$95,311	$308,110	$238,338
Non-GAAP gross margin	93%	92%	92%	91%
Reconciliation of non-GAAP income from operations:
GAAP income (loss) from operations	$9,633	$11,936	$(28,266)	$(754)
GAAP operating margin	7%	12%	(8)%	—%
Add back:
Stock-based compensation expense	20,697	8,836	51,284	22,195
Amortization of intangible assets	829	1,181	2,809	2,838
Contingent consideration income	—	—	—	(75)
Impairment of intangible assets	—	—	2,025	—
Non-GAAP income from operations	$31,159	$21,953	$27,852	$24,204
Non-GAAP operating margin	24%	21%	8%	9%
Reconciliation of non-GAAP net income:
GAAP net income (loss) attributable to common stockholders	$4,357	$(6,240)	$(46,409)	$(3,545)
Add back:
Stock-based compensation expense	20,697	8,836	51,284	22,195
Amortization of intangible assets	829	1,181	2,809	2,838
Impairment of intangible assets	—	—	2,025	—
Amortization of debt discount and issuance costs	7,235	4,925	21,314	9,935
Loss on induced conversion and debt extinguishment	1	20,507	1	20,507
Contingent consideration income	—	—	—	(75)
Income tax adjustments	(5,979)	(12,772)	(8,653)	(31,536)
Non-GAAP net income	$27,140	$16,437	$22,371	$20,319
Non-GAAP income per diluted share:
Non-GAAP net income	$27,140	$16,437	$22,371	$20,319
Weighted-average shares used to compute net income per share attributable to common stockholders, diluted	69,774	69,503	69,562	68,502
Non-GAAP net income per diluted share	$0.39	$0.24	$0.32	$0.30
Reconciliation of non-GAAP net income per diluted share:
GAAP net income (loss) per share attributable to common stockholders, diluted	$0.06	$(0.10)	$(0.70)	$(0.06)
Add back:
Non-GAAP adjustments to net income (loss) per share	0.33	0.34	1.02	0.36
Non-GAAP net income per diluted share	$0.39	$0.24	$0.32	$0.30
Reconciliation of non-GAAP weighted-average shares outstanding, diluted:
GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	69,774	63,966	65,895	62,842
Add back:
Effect of potentially dilutive shares	—	5,537	3,667	5,660
Non-GAAP weighted-average shares used to compute non-GAAP net income per share, diluted	69,774	69,503	69,562	68,502
Alteryx, Inc.
Other Business Metrics
(unaudited)
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2019	2019	2019	2019	2020	2020	2020
Customers	4,973	5,278	5,613	6,087	6,443	6,714	6,955

Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2019	2019	2019	2019	2020	2020	2020
Dollar-based net expansion rate	134%	133%	132%	130%	128%	126%	124%

Annual Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams, such as professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2019	2019	2019	2019	2020	2020	2020
Annual recurring revenue	$281.9	$306.7	$326.3	$372.8	$404.9	$432.3	$449.5

Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2019	2019	2019	2019	2020	2020	2020
Remaining performance obligations	$214.0	$238.8	$271.8	$407.0	$400.4	$410.0	$402.7

Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2019	2019	2019	2019	2020	2020	2020
Contract assets	$34.5	$38.6	$50.4	$57.8	$75.8	$82.1	$95.0